Exhibit 7
Execution Version
NON-COMPETITION AND
NON-SOLICITATION AGREEMENT
THIS NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”) is entered into as of July 23, 2010, by and among Knowledge Universe Education L.P., a Cayman Islands exempted limited partnership (“Restricted Party”), KCDL Holdings LLC, a Delaware limited liability company (“Seller”), KC Distance Learning, Inc., a Delaware corporation and wholly owned Subsidiary of Seller (the “Company”), and K12 Inc., a Delaware corporation (“Parent”). Each of the Restricted Party, Seller, the Company and Parent are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.
RECITALS
A. Concurrently herewith, Parent, Kayleigh Sub Two LLC, Kayleigh Sub One Corp., Seller and the Company are entering into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), subject to the terms and conditions of which Parent, directly and through two of its wholly owned subsidiaries, will engage in a business combination (the “Transaction”) with Seller and the Company, as a result of which Parent shall acquire all of the capital stock of the surviving entity assuming all of the rights and interests in the Company following the mergers contemplated thereby;
B. The Restricted Party indirectly owns a substantial equity interest in Seller, has indirectly participated in the ownership, management and operation of the Company and expects to receive indirect benefits as a result of the consummation of the Transaction;
C. In consideration of, and as a material inducement to the parties’ entrance into the Merger Agreement and consummation of the Transaction, the Parties hereto intend that this Agreement take effect upon the Closing; and
D. In partial consideration for the payments and other benefits received by Seller and indirectly by Restricted Party under the terms of the Merger Agreement, the Restricted Party agrees to enter into this Agreement and to be bound by the obligations set forth herein.
AGREEMENT
In consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
1. Definitions. Capitalized terms used herein without being otherwise defined shall have the meanings assigned thereto in the Merger Agreement. In addition to the other terms defined herein, for purposes of this Agreement, the following terms shall have the meaning set forth below:
“Business” means the business of operating, owning or managing virtual charter schools in the United States or private pay online schools with offerings including any of kindergarten through grade 12 in the United States or selling or licensing online courses to schools or school districts in the United States. For purposes of this definition, activities shall not be deemed to be conducted in the United States only if and to the extent that they are not primarily marketed to, directed to or servicing natural Persons whose primary permanent residence, at the time of determination, is located in the United States.

“Permitted Investments” any (i) passive investments in publicly traded companies; (ii) any business engaged in by Restricted Party or any of its direct or indirect controlled Subsidiaries, including Seller, as of the date hereof (as determined immediately after the First Merger Effective Time giving effect to the disposition of interests of the Company as contemplated by the Merger Agreement); (iii) any other entity in which Restricted Party or any of its direct or indirect controlled Subsidiaries, including Seller, has an investment as of the date hereof and any follow on investments in such entity.
“Protected Employee” means any (i) Business Employee, or (ii) without limiting the generality of clause (i), officer, director or employee of Parent or any of its Subsidiaries, including the Surviving Entity. For avoidance of doubt, the Specified Protected Employees are also Protected Employees.
“Specified Protected Employee” means any of the directors, officers or employees at the director level or above of Parent or any of its Subsidiaries, including the Surviving Entity.
2. Non-Competition. During a period of three years from the Closing Date (the “Restricted Period”), Restricted Party shall not, and shall cause its direct and indirect controlled Subsidiaries, including Seller, not to, operate, own or manage any business which directly competes with the Business, except for the ownership, operation or management of any Permitted Investments shall not be deemed to be a breach of this Agreement.
3. Non-Solicitation. During the Restricted Period, Restricted Party shall not, and shall cause its direct and indirect controlled Subsidiaries (including Seller) not to, directly or indirectly recruit or solicit for employment, hire or employ, or induce or attempt to induce any termination of employment or hiring or employment of, any Specified Protected Employee. In addition, without limiting the foregoing, during the period of one year from the Closing Date, Restricted Party shall not, and shall cause its direct and indirect controlled Subsidiaries (including Seller) not to, directly or indirectly recruit or solicit for employment, hire or employ, or induce or attempt to induce any termination of employment or hiring or employment of, any Protected Employee. Notwithstanding the foregoing, nothing in this Agreement shall preclude Restricted Party or its direct and indirect controlled Subsidiaries, including Seller, from (i) hiring any employee who has been terminated by the Surviving Entity or its Affiliates, (ii) employing or contacting any employee who contacts Restricted Party or its direct and indirect controlled Subsidiaries, including Seller, or their respective agents on his or her own initiative without any otherwise prohibited solicitation, or (iii) placing general solicitations not specifically directed at any of the Protected Employees.

4. Remedies.
(a) The restrictive covenants contained in this Agreement are each covenants independent of any provision of the Merger Agreement, and the existence of any claim which any Party may allege against any other party to the Merger Agreement, whether based on the Merger Agreement or otherwise, shall not prevent the enforcement of these covenants. Restricted Party acknowledges that Parent, LLC Merger Sub and Corporate Merger Sub are entering into the Merger Agreement and consummating the Transaction in reliance on the goodwill of Restricted Party and the Company and the covenants contained in this Agreement, such covenants in this Agreement are essential to the protection of Parent and the Surviving Entity and that Parent would not enter into the Merger Agreement or consummate the transactions contemplated hereby but for these covenants.
(b) Each of the Parties hereto, on behalf of itself and its Subsidiaries and Affiliates, (i) acknowledges and agrees that the monetary damages for any breach of this Agreement would be inadequate, (ii) agrees and consents that without intending to limit any additional remedies that may be available, temporary and permanent injunctive and other equitable relief may be granted without proof of the inadequacy of legal remedy in any proceeding that may be brought to enforce any of the provisions of this Agreement, (iii) hereby waives any and all defenses it may have on the ground of damages as an adequate remedy at law, and (iv) agrees that the prevailing Party in any enforcement action or court proceeding under this Agreement shall be entitled to the extent permitted by law to reimbursement from the other Party for all of the prevailing Party’s reasonable costs, expenses and attorneys’ fees. If a court of competent jurisdiction declares in a final judgment that any term or provision of this Agreement is invalid or unenforceable the Parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, in this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
(c) Restricted Party shall be responsible for ensuring that each of its direct and indirect controlled Subsidiaries adheres to the terms of this Agreement applicable to such Persons as if such Persons were original Parties hereto, shall be responsible for any breach of this Agreement by its direct and indirect controlled Subsidiaries (regardless of whether or not controlled by Restricted Party) shall take all reasonable measures to avoid any breach of this Agreement by any of its direct and indirect controlled Subsidiaries. The foregoing obligation shall not limit the remedies available to Parent or the Surviving Entity for any breach of this Agreement by any Person.
(d) In no event will the aggregate monetary liability of Restricted Party under this Agreement exceed an amount equal to (x) the Merger Consideration Cap minus (y) the sum of all payments made to the Parent Indemnified Parties (A) by Seller pursuant to Section 7.02(a) of the Merger Agreement, and (B) by any Service Provider (as defined in the Transition Services Agreement) as compensation for Losses (as defined in the Transition Services Agreement) pursuant to Section 4 or Section 5 of the Transition Services Agreement, and (C) the amount of any payments made by Learning Group LLC pursuant to the Limited Guarantee. Notwithstanding anything the contrary set forth herein, the Parties acknowledge and agree that this Section 4(d) is not intended to be, and is not, an admission or acknowledgement by any Person that money damages or any other monetary payment would be a sufficient remedy for a breach of this Agreement, or that the inability to obtain a monetary remedy by virtue of the limitations in this Section 4(d) will limit a Party’s ability to obtain injunctive relief or specific performance in accordance with Section 4(b) or Section 16 below.
5. Representations and Warranties.
(a) Restricted Party has full power and authority to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder.
(b) This Agreement has been duly executed and delivered by Restricted Party and constitutes the legal, valid and binding obligation of Restricted Party in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Law affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(c) Other than the Restricted Party and its Subsidiaries, no Affiliate of Restricted Party directly or indirectly operates or manages any non-publicly traded, for-profit kindergarten through grade 12 education business in the United States.
6. Notices. All notices, requests, demands, claims and other communications which may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by facsimile (with written confirmation of transmission); the Business Day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and five Business Days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:
Notices to Parent and/or the Company:
K12 Inc.
KC Distance Learning, Inc.
2300 Corporate Park Drive
Herndon, VA 20171
Attn: General Counsel
Fax: (703) 483-7496

with a copy, which shall not constitute notice, to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attn: David Fox
          William B. Sorabella
Fax:   (212) 446-6460
Notices to Restricted Party and/or Seller:
Knowledge Universe Education L.P.
c/o Maron & Sandler
1250 Fourth Street, Suite 550
Santa Monica, California 90401
Attn: Stanley E. Maron
Fax: (310) 570-4901
with a copy, which shall not constitute notice, to:
Latham & Watkins LLP
355 South Grand Ave.
Los Angeles, California 90071
Attn: Thomas C. Sadler
Fax: (213) 891-8763
Any Party may change the address to which notices, requests, demands, claims, and other communications required or permitted hereunder are to be delivered by giving the other Party(ies) notice in the manner herein set forth.
7. Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns, but neither this Agreement nor any of the rights or obligations hereunder may be assigned (i) by Parent or the Company without the prior written consent of Seller or Restricted Party and/or (ii) by Seller or Restricted Party without the prior written consent of Parent.
8. Mutual Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
9. Amendment and Waiver.
(a) This Agreement may not be amended except in a written instrument executed by the Parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

(b) Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of a Party to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.
10. Entire Agreement. This Agreement, the Merger Agreement and the other agreements contemplated thereby constitute the entire agreement between the Parties hereto and supersede any prior understandings, agreements or representations (whether written or oral) by or between the Parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof.
11. Interpretation. The headings and subheadings contained in this Agreement and the annexes hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to “$” or “dollars” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section” or “Annex” shall be deemed to refer to a section of this Agreement or an annex to this Agreement, as applicable. Any reference to any federal, state, county, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, including any successor thereto, unless the context requires otherwise. For all purposes of and under this Agreement, (i) the word “including” shall be deemed to be immediately followed by the words “without limitation”; (ii) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (iii) words of one gender shall be deemed to include the other gender as the context requires; (iv) “or” is not exclusive; and (v) the terms “hereof,” “herein,” “hereto,” “herewith” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the annexes hereto) and not to any particular term or provision of this Agreement, unless otherwise specified. Any reference to “written” or comparable expressions includes a reference to facsimile transmission or comparable means of communication but shall not refer to e-mail or other electronic communication.
12. Counterparts; Facsimile, Electronic Signatures. This Agreement may be executed in multiple counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original

13. Governing Law; Consent to Jurisdiction. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Legal Requirements of any jurisdiction other than the State of Delaware. Each of the Parties to this Agreement hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of any Delaware State court in New Castle County, or Federal court of the United States of America, sitting within New Castle County in the State of Delaware, and any respective appellate court, in any action or proceeding arising out of or relating to this Agreement, the agreements delivered in connection with this Agreement, or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment relating thereto, and each of the Parties to this Agreement hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by applicable Legal Requirement, in such Federal court; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court; and (iv) waives, to the fullest extent permitted by applicable Legal Requirement, the defense of lack of personal jurisdiction or an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the Parties to this Agreement hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirement. Each of the Parties to this Agreement hereby irrevocably consents to service of process in the manner provided for notices in Section 6. Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by applicable Legal Requirement.
14. No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
15. Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (C) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

16. Specific Performance. Without limiting Section 4, each of the Parties acknowledges and agrees that the other Parties would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, each of the Parties hereby agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement and to enforce specifically the performance by such first Party under this Agreement, and each Party hereby agrees to waive the defense in any such suit that the other Parties have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 16 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the Parties may elect to pursue.
17. Headings. The headings contained herein are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.
18. Representation by Counsel. Each Party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such Party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.
{signature page follows}

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

KNOWLEDGE UNIVERSE EDUCATION L.P.
By:	/s/ Stanley E. Maron
Name:	Stanley E. Maron
Title:	Secretary

KCDL HOLDINGS LLC
By:	/s/ Stanley E. Maron
Name:	Stanley E. Maron
Title:	Manager

KC DISTANCE LEARNING, INC.
By:	/s/ Stanley E. Maron
Name:	Stanley E. Maron
Title:	Secretary

K12 INC.
By:	/s/ Howard D. Polsky
Name:	Howard D. Polsky
Title:	General Counsel and Secretary